Exhibit 23(iii)

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus included in the Registration Statement on Form S-3 and related Prospectus of Transamerica Advisors Life Insurance Company for the Group Fixed Contingent Annuity Contract and to the incorporation by reference therein of our report dated March 27, 2014, with respect to the financial statements and schedules of Transamerica Advisors Life Insurance Company included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa

December 5, 2014